===============================================================================

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            Pogo Producing Company
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

     -------------------------------------------------------------------------

     (4) Date Filed:

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Notes:

PAUL G. VAN WAGENEN                                      POGO PRODUCING COMPANY
CHAIRMAN, PRESIDENT &      [POGO LOGO APPEARS HERE]
CHIEF EXECUTIVE OFFICER

                                                  March 29, 1999

Dear Shareholders of Pogo Producing Company:

  You are cordially invited to attend the 1999 Annual Meeting of Shareholders of Pogo Producing Company (the "Company"), which will be held in the Century Room, Renaissance Houston Hotel, Six Greenway Plaza, Houston, Texas 77046, on Tuesday, April 27, 1999, at 10:00 a.m., CDT (Houston time).

  At the meeting you will be asked to consider and vote upon: (1) election of three directors, each for a term of three years; (2) ratification of the appointment of independent public accountants to audit the financial statements of the Company; and (3) such other business as may properly come before the meeting or any adjournment thereof.

  We hope that you will find it convenient to attend the meeting in person. However, whether or not you expect to attend, in order to assure your representation at the meeting and the presence of a quorum, please date, sign and promptly mail the enclosed proxy. A return envelope is provided, and no postage need be affixed if mailed in the United States.

                                          Sincerely,

                                          /s/ Paul G. Van Wagenen
                                          Paul G. Van Wagenen
                                          Chairman of the Board


5 GREENWAY PLAZA, SUITE 2700 HOUSTON, TEXAS 77046-0504 . P.O. BOX 2504 HOUSTON, TEXAS 77252-2504 . 713/297-5000 FAX 713/297-5100

                            POGO PRODUCING COMPANY
[POGO LOGO APPEARS HERE]         P.O. BOX 2504
                           HOUSTON, TEXAS 77252-2504

                               ----------------

                   Notice of Annual Meeting of Shareholders
                         To Be Held on April 27, 1999

                               ----------------

To The Shareholders of
Pogo Producing Company:

  Notice is hereby given that the Annual Meeting of Shareholders of Pogo Producing Company (the "Company") will be held in the Century Room, Renaissance Houston Hotel, Six Greenway Plaza, Houston, Texas 77046, on Tuesday, April 27, 1999, at 10:00 a.m., CDT (Houston time), for the following purposes:

  1. To elect three members of the board of directors to serve until the 2002 annual meeting;

  2. To approve the appointment of Arthur Andersen LLP, independent public accountants, to audit the financial statements of the Company for the year 1999; and

  3. To transact such other business as may properly come before the meeting.

  Shareholders of record at the close of business on March 5, 1999, are entitled to notice of and to vote at the meeting or any adjournment thereof.

  You are cordially invited to attend the meeting in person. Even if you plan to attend the meeting, however, you are requested to sign, date and return the accompanying proxy as soon as possible.

                                          By Order of the Board of Directors,

                                          /s/ Gerald A. Morton
                                          GERALD A. MORTON
                                          Corporate Secretary

             POGO PRODUCING COMPANY
[POGO LOGO APPEARS HERE]

                               ----------------

                                PROXY STATEMENT

                               ----------------

  This proxy statement is furnished in connection with the solicitation of proxies by the board of directors (the "Board of Directors") of Pogo Producing Company (the "Company") to be voted at the Annual Meeting of Shareholders to be held at the time and place and for the purposes set forth in the accompanying notice.

  This proxy statement and the accompanying proxy card are being mailed to shareholders beginning on or about March 29, 1999. The Company will bear the costs of soliciting proxies in the accompanying form. In addition to the solicitation of proxies by mail, proxies may also be solicited by telephone, telegram or personal interview by officers and regular employees of the Company. The Company also expects to retain D.F. King & Co., Inc., a professional proxy soliciting firm, to assist in the solicitation of proxies. The Company anticipates that the fees and expenses it will incur for such service will be less than $25,000. The Company will reimburse brokers or other persons holding stock in their names or in the names of their nominees for their reasonable expenses in forwarding proxy material to beneficial owners of stock.

                               VOTING OF SHARES

  As of the close of business on March 5, 1999, the record date for determining shareholders entitled to vote at the meeting, the Company had outstanding and entitled to vote 40,135,311 shares of common stock, par value $1.00 per share ("Common Stock"). The Company has no other class of stock outstanding which is entitled to vote at the meeting. Each share of Common Stock is entitled to one vote with respect to the matters to be acted upon at the meeting. Shareholders are not allowed to cumulate votes in the election of directors. The presence, in person or by proxy, of the holders of a majority of the votes represented by outstanding shares of Common Stock is necessary to constitute a quorum at the annual meeting.

  In accordance with Delaware law, a shareholder entitled to vote for the election of directors can withhold authority to vote for all nominees for director or can withhold authority to vote for certain nominees for director. The affirmative vote of the holders of a majority of the shares of Common Stock present, in person or by proxy, and entitled to vote at the annual meeting of shareholders is required to elect directors to the Company's Board of Directors and decide any proposals that may be brought before the meeting, including the appointment of Arthur Andersen LLP to audit the financial statements of the Company for 1999. Abstentions from proposals are treated as votes against that particular proposal. Broker non-votes on proposals are treated as votes withheld by the beneficial holders of the applicable shares and, therefore, such shares are treated as not voting on the proposal as to which there is the broker non-vote.

  All duly executed proxies received before the meeting will be voted in accordance with the choices specified thereon. As to a matter for which no choice has been specified in a proxy, the shares represented thereby will be voted by the persons named in the proxy (1) FOR the election as directors of the three nominees listed herein, (2) FOR the appointment of Arthur Andersen LLP, independent public accountants, to audit the financial statements of the Company for 1999 and (3) in the discretion of such persons in connection with any other business that may properly come before the meeting.

                            REVOCABILITY OF PROXIES

  Shareholders have the unconditional right to revoke their proxies at any time prior to the voting of their proxies at the annual meeting by (i) filing a written revocation with the secretary of the Company at the address set forth on the attached Notice of Annual Meeting of Shareholders, (ii) giving a duly executed proxy bearing a later date, or (iii) attending the annual meeting and voting in person. Attendance by shareholders at the annual meeting will not, of itself, revoke their proxies.

                          ELECTION OF THREE DIRECTORS

  Unless contrary instructions are set forth on the proxies, it is intended that the persons named in the proxy will vote all shares represented by proxies FOR the election as directors of Messrs. Jerry M. Armstrong, W. M. Brumley, Jr., and Frederick A. Klingenstein, each of whom is presently a director of the Company.

  If the three nominees are elected at this meeting, each will serve for a term of three years ending in 2002. The Restated Certificate of Incorporation of the Company provides for the classification of the Board of Directors into three classes having staggered terms of three years each. The seven continuing directors named below will not be required to stand for election at this meeting, as their present terms expire in either 2000 or 2001. Should any of Messrs. Armstrong, Brumley or Klingenstein become unable or unwilling to accept nomination or election, the persons acting under the proxy will vote for the election, in his stead, of such other person as the Board of Directors may recommend. Management has no reason to believe that any of the nominees will be unable or unwilling to serve if elected to office. Proxies cannot be voted for more than three nominees, including those listed below.

                                   NOMINEES

  The following table sets forth information concerning the three nominees for election as directors at the 1999 Annual Meeting, all of whom are current directors of the Company, including the business experience of each during the past five years and the number of shares of Common Stock beneficially owned by each based on information as of March 21, 1999.

                                                        Common Stock
                                                        Beneficially
                                                          Owned(1)
                                                    -----------------------
                                                    Number of    Percent of
           Name And Business Experience              Shares       Class(2)
           ----------------------------             ---------    ----------
JERRY M. ARMSTRONG, retired as a senior partner         3,000        *
 with Arthur Andersen LLP in 1998. He is currently
 engaged in the ranching business and managing his
 personal investments. Mr. Armstrong, 63, has
 served as a Director since 1998.
W.M. BRUMLEY, JR., has been engaged for more than      80,694(3)     *
 five years in managing his personal investments.
 Mr. Brumley, 70, has served as a Director of the
 Company since 1977 and currently serves as the
 Chairman of its Audit Committee and as a member
 of its Executive Committee.
FREDERICK A. KLINGENSTEIN has been Chairman of      3,147,646(4)    7.8%
 Klingenstein, Fields & Co., L.L.C., an investment
 advisory firm, since 1989. Mr. Klingenstein, 67,
 has served as a Director of the Company since
 1987 and currently serves as a member of its
 Executive Committee and the Compensation and
 Nominating Committee.

--------
(1) Under regulations of the Securities and Exchange Commission (the "SEC"), shares are deemed to be "beneficially owned" by a person if he directly or indirectly has or shares the power to vote or to dispose of such shares, whether or not he has any economic interest in such shares. In addition, a person is deemed to own beneficially any shares as to which he has the right to acquire beneficial ownership within 60 days, such as by exercise of an option or by conversion of another security. Each person has sole power to vote and dispose of the shares listed opposite his name except as indicated in other footnotes. Percentages are rounded to the nearest one-tenth of one percent.
(2) An asterisk indicates less than 1%.
(3) The shares listed include 45,000 shares subject to options exercisable within 60 days.
(4) See note (4) to table entitled "Principal Shareholders." The shares listed include 30,000 shares subject to options exercisable within 60 days.

DIRECTORS WITH TERMS EXPIRING IN 1999, 2000 AND 2001

  The following table sets forth information concerning the eight directors of the Company not standing for re-election at the 1999 Annual Meeting, including the business experience of each during the past five years and the shares of Common Stock of the Company beneficially owned by each based on information as of March 1, 1999.

                               CURRENT DIRECTORS

                               Common Stock
                          Beneficially Owned(1)
                          ----------------------------
   Name and Business      Number of        Percent of
       Experience           Shares          Class(2)
   -----------------      ------------     -----------
TOBIN ARMSTRONG has been         50,000(3)        *
 engaged for more than
 five years in the
 ranching business.
 Mr. Armstrong, 75, has
 served as a Director of
 the Company since 1977
 and currently serves as
 a member of its
 Compensation and
 Nominating Committee.
 His present term
 expires in 2000.
JACK S. BLANTON has been         52,000(4)           *
 President of Eddy
 Refining Company since
 1958 and Chairman of
 the Board of Houston
 Endowment, Inc. since
 1990. Mr. Blanton, 71,
 has served as a
 Director of the Company
 since 1991 and
 currently serves as the
 Chairman of its
 Compensation and
 Nominating Committee
 and as a member of its
 Executive Committee.
 Mr. Blanton also serves
 as a director of
 Burlington Northern
 Santa Fe Corporation.
 His present term
 expires in 2001.
JOHN B. CARTER, JR., was        120,000(5)           *
 elected a director of
 Sterling Bancshares in
 1997. Previously, he
 was Chairman of Houston
 National Bank for more
 than five years. Mr.
 Carter, 74, was
 originally elected to
 the Company's Board of
 Directors in 1977 and
 currently serves as a
 member of its Audit
 Committee. His present
 term expires in 1999.
WILLIAM L. FISHER is and         40,000(4)        *
 has been a Professor of
 Geological Sciences and
 occupant of the Barrow
 Chair of Mineral
 Resources at the
 University of Texas at
 Austin for more than
 five years. Dr. Fisher,
 66, has served as a
 Director of the Company
 since 1992 and
 currently serves as a
 member of its
 Compensation and
 Nominating Commitee.
 His present term
 expires in 2001.
GERRIT W. GONG has been          31,000(6)        *
 the Director of Asian
 Studies for the Center
 for Strategic and
 International Studies,
 in Washington, D.C. for
 more than five years.
 Dr. Gong, 45, has
 served as a Director of
 the Company since 1993
 and currently serves as
 a member of its Audit
 Committee. His present
 term expires in 2000.
J. STUART HUNT has been          15,500(7)        *
 engaged for more than
 five years in managing
 his personal
 investments. Mr. Hunt,
 77, has served as a
 Director of the Company
 since 1983 and
 currently serves as a
 member of its Audit
 Committee. His present
 term expires in 2000.
PAUL G. VAN WAGENEN has          78,998(8)        *
 been Chairman of the
 Board, President and
 Chief Executive Officer
 of the Company for more
 than the last five
 years. Mr. Van Wagenen,
 53, has served as a
 Director of the Company
 since 1988 and
 currently serves as the
 Chairman of its
 Executive Committee.
 His present term
 expires in 2001.
JACK A. VICKERS has been         45,100(5)        *
 the owner of The
 Vickers Companies for
 more than five years.
 Mr. Vickers, 73, has
 served as a Director of
 the Company since 1985.
 His present term
 expires in 2000.

                                                  (Footnotes on following page)

--------
(1) See note 1 to table entitled "Nominees."

(2) An asterisk indicates less than 1%.

(3) The shares listed include 30,000 shares subject to options exercisable within 60 days and 3,300 shares held in a family partnership in which Mr. Armstrong is the general partner.

(4) The shares listed include 40,000 shares subject to options exercisable within 60 days.

(5) The shares listed include 45,000 shares subject to options exercisable within 60 days.

(6) The shares listed include 30,000 shares subject to options exercisable within 60 days.

(7) The shares listed include 10,000 shares subject to options exercisable within 60 days.

(8) The shares listed include 11,843 shares held for Mr. Van Wagenen's account under the Company's Tax-Advantaged Savings Plan, 36,667 shares subject to options exercisable within 60 days, and 3,990 shares granted as restricted stock to Mr. Van Wagenen pursuant to the Company's 1995 Long-Term Incentive Plan (the "Incentive Plan") which have not yet vested.

Organization and Activity of the Board of Directors

  The Board of Directors currently includes three standing committees, the Executive Committee, the Audit Committee and the Compensation and Nominating Committee. From time to time, additional committees are appointed by the Board of Directors as needed. As of March 20, 1999, the three standing committees were composed of the following members: the Executive Committee was comprised of Messrs. Van Wagenen (Chairman), Blanton, Brumley and Klingenstein; the Audit Committee was comprised of Messrs. Brumley (Chairman), Carter, Gong and Hunt; and the Compensation and Nominating Committee was comprised of Messrs. Blanton (Chairman), Tobin Armstrong, Fisher and Klingenstein. The functions of the Audit Committee are to recommend to the Board of Directors the firm of independent public accountants to be engaged to audit the financial statements of the Company, to review the plan and scope of the audit, to review with the auditors and Company officers the Company's significant accounting policies and its internal controls, and to have general responsibility in connection with related matters. The Compensation and Nominating Committee approves any form of compensation for the Company's employees; administers the granting of employment contracts to certain officers of the Company; administers long-term compensation under the Company's Incentive Plan, including the granting of stock options and bonuses to certain key employees; and indentifies, reviews, approves and recommends, for the approval of the entire Board of Directors, potential candidates to fill any vacancies or future vacancies in the Board of Directors. In evaluating potential nominees for election to the Board of Directors, the Compensation and Nominating Committee will consider qualified persons recommended by stockholders. Any stockholder wishing to make a recommendation should do so in writing, addressed to the Chairman of the Compensation and Nominating Committee at the Company's principal executive offices.

  The Board of Directors held five meetings during 1998. The Audit Committee held two meetings, the Compensation and Nominating Committee held three meetings and the Executive Committee held one meeting during the year. No current director attended fewer than 75% of the total meetings held during 1998 by the Board of Directors or any committee thereof on which he served.

                 COMMON STOCK OWNED BY DIRECTORS AND OFFICERS

  The following table sets forth information regarding the Common Stock beneficially owned by each of the Company's executive officers named in the Summary Compensation Table that appears under "Executive Compensation" and all of the directors and officers of the Company as a group based on information as of March 1, 1999.

                                                       Number of
                                                         Shares
                                                      Beneficially   Percent
   Name                                                 Owned(1)   of Class(2)
   ----                                               ------------ -----------
   Stuart P. Burbach.................................     67,199        *
   Jerry A. Cooper...................................     41,922        *
   Kenneth R. Good...................................    108,275        *
   Radford P. Laney..................................     42,840        *
   John O. McCoy, Jr.................................     15,819        *
   Paul G. Van Wagenen...............................     78,998        *
   All directors and executive officers as a group
    (25 persons).....................................  4,169,828      10.2%

--------
(1) See note (1) to table entitled "Nominees." The shares listed include: (a) shares subject to options exercisable within 60 days as follows: Mr. Burbach, 53,625 shares; Mr. Cooper, 21,666 shares; Mr. Good, 85,854 shares; Mr. Laney, 27,666 shares; Mr. McCoy, 7,999 shares; Mr. Van Wagenen, 36,667 shares; all directors and executive officers as a group, 672,280 shares; (b) shares held under the Tax-Advantaged Savings Plan as follows: Mr. Burbach, 6,755; Mr. Good, 16,677; Mr. Laney, 10,292; Mr. McCoy, 5,288; Mr. Van Wagenen, 11,843; all directors and executive officers as a group, 110,339 shares; and (c) shares of restricted stock granted pursuant to the Incentive Plan that have not yet vested as follows: Mr. Burbach, 2,575 shares; Messrs. Good and Laney, 1,708 shares; Messrs. Cooper and McCoy, 1,585 shares; Mr. Van Wagenen, 3,990 shares; all directors and executive officers as a group, 22,054 shares.
(2) An asterisk indicates less than 1%.

                            PRINCIPAL SHAREHOLDERS

  The following table sets forth, with respect to each person (or "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) who is known by the Company to be the beneficial owner of more than 5% of the Common Stock of the Company, the number of shares beneficially owned as of March 21, 1999 or, as applicable, the date of filing of the document indicated in footnote (1), together with the percentage of Company's shares outstanding as of March 6, 1999, which such amount represents. To the Company's knowledge, no person or group holds 5% or more of the Company's 5 1/2% Convertible Subordinated Notes due 2006 (the "2006 Notes").

                                                            Beneficial
                                                           Ownership(1)
                                                       -----------------------
                                                        Shares      Percentage
                                                       ---------    ----------
State Farm Mutual Automobile.......................... 5,521,875(2)   13.8%
  Insurance Company
  and certain affiliates
  One State Farm Plaza
  Bloomington, Illinois 61701
Capital Research and Management Co.................... 3,205,300(3)    8.0%
  333 South Hope St., 55th Floor
  Los Angeles, California 90071
Frederick A. Klingenstein,............................ 3,147,646(4)    7.8%
  John Klingenstein and
  Klingenstein, Fields & Co., L.L.C.
  787 Seventh Avenue
  New York, New York 10019
Vanguard/PRIMECAP Fund, Inc........................... 2,600,000(5)    6.5%
  P.O. Box 2600, VM #V34
  Valley Forge, Pennsylvania 19482

--------
(1) See footnote (1) to table entitled "Nominees." Information in the table and footnotes is based on the most recent respective Statement on Schedule 13G or 13D or amendment thereto filed by such persons with the SEC, except as otherwise known to the Company.
(2) Of such 5,521,875 shares, 3,180,145 shares are reported as beneficially owned by State Farm Mutual Automobile Insurance Company, 957,766 shares by State Farm Life Insurance Company, 1,235,766 shares by State Farm Insurance Companies Employee Retirement Trust, 146,400 shares by State Farm Fire & Casualty Company and 1,798 shares by State Farm Investment Management Corp., in its State Farm Variable Product Trust. The Schedule 13G filed jointly by such entities indicates that such entities may be deemed to constitute a group but states that each such person disclaims beneficial ownership as to all shares not specifically attributed to such entity in this footnote and disclaims that it is part of a group.
(3) Of such 3,250,000 shares, Capital Research and Management Co. reported no voting power, but sole dispositive power with respect to all 3,250,000 shares.
(4) Frederick A. Klingenstein and his brother John Klingenstein are affiliates of Klingenstein, Fields & Co., L.L.C. All of such 3,147,646 shares are reported as beneficially owned by each of Frederick A. Klingenstein, John Klingenstein and Klingenstein, Fields & Co., L.L.C. Frederick A. Klingenstein, John Klingenstein and Klingenstein, Fields & Co., L.L.C. each reported shared dispositive power with respect to 3,147,646 shares, and shared voting power with respect to 864,260 shares, 879,244 shares and zero shares, respectively. Frederick A. Klingenstein and John Klingenstein each reported sole voting power with respect to 749,492 shares and 561,654 shares, respectively. In addition, Frederick A. Klingenstein beneficially owns, and has sole voting and dispositive power with respect to 30,000 shares subject to options exercisable within 60 days. Frederick A. Klingenstein disclaims beneficial ownership of a portion of the shares attributed to him above. John Klingenstein disclaims beneficial ownership of a portion of the shares attributed to him above. Shares attributed to each individual include shares owned jointly with his wife, by trusts of which he is a trustee, by others who have granted him a power of attorney to vote and dispose of shares and by others whose holdings of shares are governed by the investment powers of discretionary advisory agreements.
(5) Of such 2,600,000 shares, Vanguard/PRIMECAP Fund, Inc. reported sole voting and shared dispositive power with respect to all 2,600,000 of such shares.

                            EXECUTIVE COMPENSATION

  I. Summary Compensation Table. The following table (the "Summary Compensation Table") sets forth certain information regarding annual and long-term compensation of each of the named executive officers of the Company during 1996, 1997 and 1998.

                          SUMMARY COMPENSATION TABLE

                                                                     Long-Term
                                                                   Compensation
                                                               -----------------------
                                   Annual Compensation                Awards
                              -------------------------------- -----------------------
                                                                            Securities
                                                  Other Annual Restricted   Underlying    All Other
   Name and Principal          Salary   Bonus     Compensation   Stock       Options     Compensation
        Position         Year   ($)      ($)         ($)(2)      Awards        (#)          ($)(5)
   ------------------    ---- -------- -------    ------------ ----------   ----------   ------------
Paul G. Van Wagenen..... 1998 $770,000 $60,000(1)      --       $60,000(3)   175,000(4)    $70,000
 Chairman of the Board,  1997  710,622  75,000         --        75,000       50,000        84,500
 President and           1996  612,495  75,000         --        37,500       50,000        47,000
 Chief Executive Officer
Kenneth R. Good......... 1998 $309,371 $25,000(1)      --       $25,000(3)    86,000(4)    $35,000
 Executive Vice
  President              1997  286,464  35,000         --        35,000       25,000        44,500
                         1996  244,575  37,500         --        18,750       25,000        28,250
Stuart P. Burbach....... 1998 $296,299 $38,334(1)      --       $38,333(3)    76,000(4)    $48,333
 Executive Vice          1997  263,130  50,000         --        50,000       20,000        59,500
 President--Exploration  1996  222,503  37,500         --        18,750       20,000        28,250
Radford P. Laney........ 1998 $245,658 $25,000(1)      --       $25,000(3)    49,000(4)    $35,000
 Senior Vice President
  and                    1997  224,375  35,000         --        35,000       14,000        44,500
 Manager of Worldwide    1996  186,875  37,500         --        18,750       14,000        28,250
 New Ventures
Jerry A. Cooper......... 1998 $209,904 $25,000         --       $25,000(3)    49,000(4)    $35,000
 Senior Vice President
  and                    1997  188,750  25,000         --        25,000       14,000        34,500
 Western Division
  Manager                1996  153,125  25,000         --        12,500       14,000        22,000
John O. McCoy, Jr....... 1998 $209,904 $25,000         --       $25,000(3)    49,000(4)    $35,000
 Senior Vice President
  and                    1997  188,750  25,000         --        25,000       14,000        34,500
 Chief Administrative    1996  153,125  25,000         --        12,500       14,000        22,000
 Officer

--------
(1) This amount represents a bonus paid pursuant to the Incentive Plan in equal parts cash and Common Stock, with the Common Stock being valued at its fair market value on the grant date (August 1, 1999).
(2) No executive received perquisites or other personal benefits in any year shown which exceeded 10% of his salary.
(3) This amount represents the fair market value at their grant date (August 1, 1999) of unvested restricted stock awards made to the named individuals pursuant to the Incentive Plan. Each such award shall vest in two equal increments, on August 1, 1999, and August 1, 2000, contingent upon, among other things, such employee's continued employment with the Company through August 1, 1999 and August 1, 2000, respectively. As of December 31, 1998, the aggregate restricted share holdings granted during 1998 and their value (based upon a per share price of $13.00, the closing price of the Common Stock as reported on The New York Stock Exchange, Inc. Composite Transactions Reporting System for December 31, 1998) of each of the named individuals were: Mr. Van Wagenen, 3,067 shares worth $39,871, Mr. Burbach, 1,960 shares worth $25,480 and Messrs. Cooper, Good, Laney and McCoy, 1,278 shares each worth $16,614. Dividends on the Common Stock referred to in this column are not payable until such shares become fully vested as described above.
(4) In accordance with SEC rules, the total number of options "granted" during 1998 includes options that were granted during 1996 and 1997, but which were repriced in 1998, as more fully discussed below under Item III, entitled "Option Repricing."
(5) These amounts represent Company matching contributions to the Tax-Advantaged Savings Plan, including $10,000 for each of the named individuals in 1998, and the right to receive a deferred cash bonus pursuant to the Incentive Plan, which bonus is contingent upon such employee's continued employment with the Company through August 1, 2000, in the following amounts: Mr. Van Wagenen, $60,000, Mr. Burbach, $38,334 and Messrs. Cooper, Good, Laney and McCoy, $25,000.

  II. Stock Option Plans. Option Grants Table. The following table shows further information on grants of stock options during 1998 to the named executive officers which are reflected in the preceding Summary Compensation Table. The Board of Directors granted no stock options with stock appreciation rights in 1998.

                             OPTION GRANTS IN 1998
                               INDIVIDUAL GRANTS
-------------------------------------------------------------------------------

                         Number of    Percent of
                         Securities  Total Options
                         Underlying   Granted to    Exercise or
                          Options    Employees in   Base Price     Expiration    Grant Date
          Name            Granted        1998      ($ Per Share)      Date      Present Value
          ----           ----------  ------------- -------------  ------------- -------------
Paul G. Van Wagenen.....   75,000         5.5%       $19.5625(1)  July 30, 2008   $768,750(2)
                           50,000(3)      3.5%        16.9688     July 31, 2006    287,700(4)
                           50,000(3)      3.5%        20.3125     July 31, 2007    280,300(4)
Kenneth R. Good.........   36,000         2.6%        19.5625(1)  July 30, 2008    369,000(2)
                           25,000(3)      1.8%        16.9688     July 31, 2006    143,850(4)
                           25,000(3)      1.8%        20.3125     July 31, 2007    140,150(4)
Stuart P. Burbach.......   36,000         2.6%        19.5625(1)  July 30, 2008    369,000(2)
                           20,000(3)      1.4%        16.9688     July 31, 2006    115,080(4)
                           20,000(3)      1.4%        20.3125     July 31, 2007    112,120(4)
Radford P. Laney........   21,000         1.5%        19.5625(1)  July 30, 2008    215,250(2)
                           14,000(3)      1.0%        16.9688     July 31, 2006     80,560(4)
                           14,000(3)      1.0%        20.3125     July 31, 2007     78,480(4)
Jerry A. Cooper.........   21,000         1.5%        19.5625(1)  July 30, 2008    215,250(2)
                           14,000(3)      1.0%        16.9688     July 31, 2006     80,560(4)
                           14,000(3)      1.0%        20.3125     July 31, 2007     78,480(4)
John O. McCoy, Jr.......   21,000         1.5%        19.5625(1)  July 30, 2008    215,250(2)
                           14,000(3)      1.0%        16.9688     July 31, 2006     80,560(4)
                           14,000(3)      1.0%        20.3125     July 31, 2007     78,480(4)

--------

(1) The option exercise price was 100% of the fair market value of the Common Stock on August 1, 1998, the date of grant. Generally, options granted under the Company's stock option plans to employees become exercisable in three equal increments on each of the three anniversaries following the grant date. In addition, if a change of control of the Company were to occur, the unvested options would become immediately exercisable subject, in certain instances, to the discretion of the Compensation Committee of the Board of Directors.
(2) Based on the Black-Scholes option pricing model adapted for use in valuing executive stock options and applying certain assumptions thereunder, including an underlying security price on the date of grant equal to the exercise price set forth above, the expiration set forth above, a risk free rate of interest during the life of the options equal to 5.49% (the rate of interest on 10-year U.S. Treasury Bonds on the grant date of the options), a $0.12 annual dividend rate over the life of the options and volatility during the life of the options equal to 38.12% (the average monthly price volatility for the Common Stock for the four years preceding the grant date).
(3) In accordance with SEC rules, the total number of options "granted" during 1998 includes options that were granted during 1996 and 1997, but which were repriced in 1998, as more fully discussed below under Item III, entitled "Option Repricing."
(4) Based on the Black-Scholes option pricing model adapted for use in valuing executive stock options and applying certain assumptions thereunder, including an underlying security price on the date of grant equal to $12.625, the expiration set forth above, a risk free rate of interest during the life of the options equal to 4.83% (the rate of interest on 10-year U.S. Treasury Bonds on November 24, 1998), a $0.12 annual dividend rate over the life of the options and volatility during the life of the options equal to 47.47% (the average monthly price volatility for the Common Stock for the four years preceding the grant date).

  1998 Option Exercises and December 31, 1998 Values Table. Shown below is information with respect to unexercised options to purchase Common Stock granted under the Company's stock option plans to the named executive officers and held by them at December 31, 1998.

Aggregate Option Exercises in 1998 and 1998 Option Values at December 31, 1998

                                             Number of Unexercised   Value of Unexercised In-
                          Shares           Options Held at December    The-Money Options at
                         Acquired  Value           31, 1998            December 31, 1998(1)
                            on    Realized ------------------------- -------------------------
          Name           Exercise   ($)    Exercisable/Unexercisable Exercisable/Unexercisable
          ----           -------- -------- ------------------------- -------------------------
Paul G. Van Wagenen.....    --       --         36,667/158,000                   --/--
Kenneth R. Good.........    --       --         85,854/ 77,667              $62,250/--
Stuart P. Burbach.......    --       --         53,625/ 69,333               68,704/--
Radford P. Laney........    --       --         27,666/ 44,334                   --/--
Jerry A. Cooper.........    --       --         21,666/ 44,334                   --/--
John O. McCoy, Jr.......    --       --          7,999/ 44,334                   --/--

--------

(1) Based on the per share closing price of the Common Stock as reported on The New York Stock Exchange, Inc.'s Composite Transactions Reporting System for December 31, 1998 ($13.00).

  III. Option Repricing. On November 24, 1998, the Compensation and Nominating Committee approved the repricing of certain options held by all executive officers of the Company and the cancellation of certain existing options and granting of new options to its other key employees. The Compensation and Nominating Committee so acted because the exercise price of such outstanding options was in each case so far in excess of the market price of the Common Stock that such options no longer constituted an incentive to such persons' performance. The closing market price of the Common Stock on the New York Stock Exchange on November 24, 1998, was $12.625 per share. The exercise price of options issued during 1996 and 1997 that were repriced (in the case of executive officers) or cancelled and regranted (in the case of certain other key employees) ranged from $30.56 to $48.75 and were reduced by one half to exercise prices ranging from $15.28 to $24.38. In addition, the vesting period for each option so affected was extended by one year, making such option exercisable in three equal installments on the second, third and fourth anniversaries of the original grant date, but without extending the original ten-year term of the options so as to impart a sense of urgency in increasing stockholder value. At the date of repricing or grant, as applicable, the new exercise price was still in excess of the market price ($12.625), but the exercise price was closer to the market price and therefore fulfilled the original intention of the Compensation and Nominating Committee to provide performance incentives to the Company's officers and key employees.

                          TEN-YEAR OPTION REPRICINGS

  The table below provides information regarding each instance in which the options of executive officers named in the Summary Compensation Table were repriced during the last 10 fiscal years of the Company.

                                  Number Of               Exercise
                                 Securities  Market Price Price At    New        Length Of
                                 Underlying  Of Stock At   Time Of  Exercise  Original Option
                                   Options     Time Of    Repricing  Price   Term Remaining At
         Name             Date   Repriced(#) Repricing($)    ($)      ($)    Date Of Repricing
         ----           -------- ----------- ------------ --------- -------- -----------------
Paul G. Van Wagenen.... 11/24/98   50,000       12.625     33.9375  16.9688  7 years, 9 months
 Chairman of the Board,
 President              11/24/98   50,000       12.625     40.6250  20.3125  8 years, 9 months
 and Chief Executive
 Officer
Kenneth R. Good........ 11/24/98   25,000       12.625     33.9375  16.9688  7 years, 9 months
 Executive Vice
 President              11/24/98   25,000       12.625     40.6250  20.3125  8 years, 9 months
Stuart P. Burbach...... 11/24/98   20,000       12.625     33.9375  16.9688  7 years, 9 months
 Executive Vice         11/24/98   20,000       12.625     40.6250  20.3125  8 years, 9 months
 President--Exploration
Radford P. Laney....... 11/24/98   14,000       12.625     33.9375  16.9688  7 years, 9 months
 Senior Vice President  11/24/98   14,000       12.625     40.6250  20.3125  8 years, 9 months
 and Manager of
 Worldwide New Ventures
Jerry A. Cooper........ 11/24/98   14,000       12.625     33.9375  16.9688  7 years, 9 months
 Senior Vice President  11/24/98   14,000       12.625     40.6250  20.3125  8 years, 9 months
 and
 Western Division
 Manager
John O. McCoy, Jr...... 11/24/98   14,000       12.625     33.9375  16.9688  7 years, 9 months
 Senior Vice President  11/24/98   14,000       12.625     40.6250  20.3125  8 years, 9 months
 and
 Chief Administrative
 Officer

  IV. Retirement Plan. The Company maintains a noncontributory retirement plan (the "Retirement Plan"), covering all salaried employees, under which the Company annually makes such contributions as are actuarially necessary to provide the retirement benefits established under such plan. The following table shows estimated annual benefits payable under the Retirement Plan upon retirement at age 65, based on average annual salary during the five highest consecutive years of the ten years before retirement, to persons having the average salary levels and years of service specified in the table.

                              PENSION PLAN TABLE

          Average Annual                   Years of Service At Retirement
           Salary Before            --------------------------------------------
            Retirement              15 Years 20 Years 25 Years 30 Years 35 Years
          --------------            -------- -------- -------- -------- --------
$200,000........................... $ 58,264 $ 77,686 $ 97,107 $116,529 $135,950
 300,000...........................   88,264  117,686  147,107  176,529  205,950
 400,000...........................  118,264  157,686  197,107  236,529  275,950
 500,000...........................  148,264  197,686  247,107  296,529  345,950
 600,000...........................  178,264  237,686  297,107  356,529  415,950
 700,000...........................  208,264  277,686  347,107  416,529  485,950
 800,000...........................  238,264  317,686  397,107  476,529  555,950

  Benefits under the Retirement Plan are based on a percentage of employee earnings, length of service and certain other factors and are payable upon normal retirement at age 65, upon early retirement at age 55 or after termination of employment under certain circumstances. The Retirement Plan provides that annual benefits under such plan are limited to the maximum amount prescribed by sections 415 and 401(a)(17) of the Internal Revenue Code of 1986, as amended (the "Code"), for pensions payable under tax-qualified retirement plans. For 1999, the Code provides that the annual compensation of each employee which is to be taken into account under the Retirement Plan cannot exceed $150,000, and the maximum allowable pension benefit payable under such plan would be limited to $120,000. In order to maintain benefit levels under the Retirement Plan to which they would otherwise be entitled but for limitations prescribed by the Code, the Company has entered into agreements with Messrs. Van Wagenen and Good to supplement their (and their spouses') benefits under the Retirement Plan in the event and to the extent that these Code limitations reduce the retirement benefits that would otherwise be payable to such individuals under the Retirement Plan.

  Messrs. Van Wagenen, Good, Burbach, Laney, Cooper and McCoy each have approximately nineteen, twenty-one, eleven, twenty-one, nineteen and twenty-one credited years of service, respectively, under the Retirement Plan.

  V. Tax-Advantaged Savings Plan. The Company has a Tax-Advantaged Savings Plan (the "Savings Plan") in which all salaried employees may participate. Under the Savings Plan, a participating employee may allocate up to 10% of such employee's salary as a tax-deferred contribution (subject to a maximum dollar limitation of $10,000 for 1998), and the Company makes matching contributions of 100% of the amount contributed by the employee, up to 6% of such employee's salary.

  Funds contributed to the Savings Plan by an employee and the earnings and accretions thereon may, according to instructions from such employee, be used to purchase shares of Common Stock or to invest in certain mutual funds managed by The Vanguard Group of Investment Companies ("Vanguard"), including a money- market fund, a long-term bond fund, a balanced fund (investing in both stocks and bonds), a growth and income fund and a growth stock fund. The employee may redirect the investment of these amounts quarterly. Matching funds contributed to the Savings Plan by the Company are invested only in Common Stock. All contributions to the Savings Plan are held by entities controlled by Vanguard. Participants in the Savings Plan may exercise voting rights over shares of Common Stock held in accounts established under the Savings Plan for their benefit.

  VI. Supplemental and Employment Agreements. Messrs. Van Wagenen, Good, Burbach, Laney, Cooper and McCoy have each entered into two-year employment contracts, effective February 1, 1999, with the Company. Such contracts provide for minimum annual salaries for Messrs. Van Wagenen, Good, Burbach, Laney, Cooper and McCoy of $770,000, $315,000, $315,000, $255,000, $218,000
and $218,000, respectively. The contracts also provide for continuation of coverage in the Company's employee benefit plans and programs during the contract term. In addition, upon termination of employment by reason of death or disability, by the Company without cause, by the employee for good reason (as defined in the employment agreements), or within six months after a "change of control" (as defined below) of the Company, the employee is entitled to (i) compensation theretofore owed, (ii) three years' salary and bonus, (iii) compensation for retirement benefits that would have been earned had the employee completed the remaining term of the employment contract, (iv) coverage under the Company's compensation plans and practices for the remaining term of the employment contract and (v) payments to compensate the employee for the imposition of certain excise taxes imposed under the Code on payments made to such employee in connection with a change in control of the Company. "Change of control," as defined in the employment agreements, includes certain events constituting a change in the control or management of the Company (whether by merger, consolidation, acquisition of assets or stock or otherwise).

  The Company also has a supplemental disability plan under which amounts may be payable to officers of the Company from time to time in the future. Supplemental disability amounts are in addition to existing programs and are designed to bring total monthly disability benefits to a level equal to 60% of monthly salary at the time of disability. The participants in such plan include Messrs. Van Wagenen, Good, Burbach, Laney, Cooper and McCoy.

  VI. Compensation of Directors. Each director, other than those who are regularly employed officers of the Company, receives an annual director's fee of $18,000. In addition each director, other than those who are regularly employed officers of the Company, receives a fee of $1,000 for each meeting of the Board of Directors (including meetings of the Executive Committee, which acts for the Board of Directors) actually attended and a fee of $250 for each meeting of the Compensation and

Nominating Committee or Audit Committee actually attended. Pursuant to the terms of the Company's Incentive Plan, each Non-Employee Director is granted options to purchase 10,000 shares of Common Stock on the first business day of June following such director's initial election or appointment and options to purchase 5,000 shares of Common Stock each year of his service as a director thereafter. The Company also reimburses directors for travel and related expenses incurred in attending meetings of the Board of Directors or its committees.

  VIII. Report of the Compensation and Nominating Committee on Executive Compensation. The Compensation and Nominating Committee of the Board of Directors has furnished the following report on executive compensation:

    The Compensation and Nominating Committee (referred to hereafter as the "Committee") periodically reviews the compensation of the Company's executive officers and customarily meets in July of each year to consider executive officer compensation generally, as well as specific compensation matters. In 1998, the Committee followed essentially the same policies and practices that it had followed during the prior year. In July, 1998, the Committee reviewed (i) personnel evaluations of the Company's key employees, including executive officers; (ii) compensation guidelines suggested to the Company, together with comparables of industry peer group companies ("Peer Group") prepared by an independent compensation consultant; (iii) information regarding the Company's results in meeting its principal business objectives; and (iv) the recommendations of management. The Committee ultimately approved salary levels and, where appropriate, bonuses and stock option grants for Company employees, including executive officers. In connection with these determinations, the Committee reviewed the general terms and conditions of employment of all employees of the Company including, but not limited to, each executive officer, and considered compensation practices within the industry. In addition to compensation studies submitted by the independent consultant, the Committee considered advice of legal counsel and the individual views of Committee members on the Company's goals and objectives in reaching its decisions concerning executive officer compensation, including salaries, stock option grants and bonuses. See Items I and II above entitled "Summary Compensation Table" and "Stock Option Plans" and for further information on cash compensation, stock option grants and bonuses.

    The Peer Group was selected after an examination of companies in the Company's industry that had similar property holdings in similar geographic areas, foreign as well as domestic. From that group, with the help of outside independent consultants practicing in the field of public company executive compensation, seventeen companies having a statistically meaningful range of market capitalization and gross revenue were chosen and analyzed. The companies selected for review for determining competitive compensation included those seven companies comprising the Proxy Statement Peer Index for that year, plus ten other companies, which cumulatively comprised the seventeen-company Peer Group described above. Based upon information provided by the Company's independent consultants, generally the Company's officers were, in the case of base salary, near the middle of the range of base salary and short-term bonus provided executive officers of Peer Group comparators and, in the case of long-term compensation and bonuses, including stock options, in the lower half of similar compensation provided to executive officers of the Peer Group comparators.

    The Committee believes, and the executive compensation arrangements so reflect, that a blend of current cash compensation, fringe benefits, and long-term incentive compensation is appropriate. Current cash is provided by salary and bonuses alone, the Company having instituted in 1995 a cash and/or stock bonus policy awarding a combination of cash and/or Company stock to those key employees it thought appropriate in order to assist in employee retention, as well as to reward past performance and encourage Company stock ownership. Pursuant to this policy, nineteen key employees of the Company (including the Chief Executive Officer) were awarded cash and/or stock bonuses in August, 1998. Generally, one-third of each bonus was paid immediately in equal portions of cash and stock. The second-third of the bonus (which will be paid in equal portions of cash and stock) will vest on August 1, 1999, and the final one-third will similarly vest on August 1, 2000, contingent upon continued employment of the bonus recipient through those dates. Executives, like all employees, participate in a tax-qualified retirement plan and a tax-qualified savings plan maintained by the Company (including an excess benefit arrangement adopted in December, 1993, which is designed to provide to its executives, including the chief executive officer and other management employees, benefit opportunities otherwise curtailed by the application of certain limitations of the tax code), as well as in certain welfare benefit programs elsewhere described, which arrangements in the aggregate are substantially similar to those provided by the Peer Group comparators. Long-term incentive to executives is achieved through modest grants of stock options priced at market on the date of grant and with traditional terms and conditions.

    The Company's long-term compensation plan is centered upon its Incentive Plan. No options have been granted under that plan at a discount to current market price; therefore, compensation to an executive from those options depends entirely on increases in the market value of the Company's common stock, with the result that stock options benefit an executive if, and only to the extent that, similar benefits are received by the Company's stockholders. Moreover, the continued service requirements (which delay vesting) applicable to the stock option grants insure that, in the usual circumstance, the executive must render substantial services after the grant of options before being able to realize any value with respect to such grant.

    In setting the compensation of the Company's chief executive officer; and, to an extent, the compensation of the Company's other principal officers and managers; and, to a lesser extent, the compensation of the Company's other personnel, the Committee has adopted a definitive compensation policy to foster the improvement of the Company's value to its shareholders. The Committee recognizes that the Company's value is, in part, reflected by the market value of the Company's common equity on the national exchanges on which it is traded. However, the Committee believes that even more important than the price of the Company's common stock as a measure of employee and executive performance, are the most recent year's results relating to the four principal corporate objectives enunciated publicly by the chief executive officer on behalf of the Board of Directors, to-wit: (i) increasing hydrocarbon production levels leading to increased revenues, cash flows and earnings; (ii) growing the proven oil and gas reserves asset base; (iii) maintaining appropriate levels of debt and interest expense for a very active and rapidly growing company, and controlling overhead and operating costs consistent with the Company's activity levels; and (iv) expanding exploration and production activities within current areas of operations and in geographic areas consistent with the Company's expertise. In making its decisions, the Committee takes into account (i) success in achieving the principal corporate business objectives articulated above; (ii) evaluations by the Committee and others of the individual performance and achievement of executives; (iii) the increase in the Company's value as measured by its stock price and increase in reserve base; (iv) the individual's prior compensation level, including the number and terms of options already held by such individual, (v) with respect to individuals that have entered into employment contracts with the Company, the compensation provided for therein; and (vi) compensation paid to Peer Group executives. The Committee does not assign weights to particular factors, and determination by the Committee of the exact levels of compensation, including salary, fringe benefit, and stock option awards, is based on all factors taken as a whole, but is ultimately subjective.

    The Committee determined that, in every case, the stated objectives have been demonstrably met during the past year. For example, increasing production levels (Goal No. 1) has been met very successfully. The Company's 1997 daily total liquids production (including crude oil, condensate and plant products) achieved an all time (28-year) high for any single year; it was 18,851 barrels per day, an increase of one-third over the Company's 1996 daily net liquids production of 14,141 barrels per day. Further, 1997 natural gas volumes rose over two-thirds compared to 1996, from 107.7 million cubic feet per day (mmcf/d) to 181.7 mmcf/d. The Company's total revenues for 1997 were $286.3 million, up 40% from 1996. Discretionary cash flows also increased 40% to $173.8 million and net income increased 13% compared to 1996 as a result of the efforts of the Company's employees.

    Goal No. 2, is to grow the estimates of the Company's proven reserves as measured by the independent engineering firm, Ryder Scott Company. Those reserves reached a 28-year (all-time) high in 1997 of 750.5 billion cubic feet equivalent (Bcfe) of oil and natural gas. The Company replaced 188% of all the proven reserves that the Company produced in 1997. This total proven reserves number reflects more than a doubling (to wit: 137% increase) of the Company's total proven reserves of 315.6 Bcfe, as estimated by the independent engineering firm of Ryder Scott Company as recently as January 1, 1992.

    Goal No. 3, maintaining appropriate levels of debt and interest expense for a very active and rapidly growing company, and controlling overhead and operating costs consistent with the Company's activity levels, is best demonstrated by the Company's total debt of $348.2 million as of January 1, 1998, down from $515 million some twelve years ago.

    Goal No. 4, expansion within current areas of operation and into new geographic areas consistent with the Company's expertise, is partially demonstrated by the growth of the Company's Thailand operations. Production in Thailand began in February, 1997. The initial Thailand license was granted to the Company and its joint venture partners in August, 1991. It now accounts for over 357 Bcfe of the Company's net proven oil and natural gas reserves. Achieving success in respect to Goal No. 4 is also demonstrated by the forty-three new offshore leases acquired in U.S. federal and state waters in lease sales held during 1995, 1996 and 1997. Moreover, Goal No. 4 was well met in mid-1988 due to the merger-acquisition of Arch Petroleum Incorporated by the Company. The Arch acquisition opened the door to exploration in western Canada. It also expanded the Company's very active presence in the Permian Basin.

    As previously stated, the price of the Company's common stock is affected by many factors outside the control of the Company. Thus, the stock price is not the most important yardstick in measuring the success of the Company. Pogo's common equity, on the national exchanges on which it is traded, fell during 1997 from a year-end 1996 quotation of $47.25 per share, to a year-end 1997 quotation of $29.50 per share. The Committee takes note that the stock price continued to fall during 1998. It is the judgment of the Committee that this decline was largely related to a variety of uncontrollable factors, including lower available crude-oil prices, higher rig and service costs, and a higher concentration of Company reserves in the Gulf of Thailand at a time which, unfortunately, coincided directly with an unexpected decline in the economic climate in Asia in general and in Thailand in particular.

    Despite the apparently negative impact on the Company's stock price wrought by the previously discussed unforeseeable business climate issues, the Committee lauded the successful achievement by the Company of its four aforementioned principal business objectives during 1997, and the Committee expressed complete satisfaction with and unanimous appreciation for the dedication and efforts of Pogo's executive management and work force in meeting and exceeding those goals and objectives of the Company that were within the Company's control in 1997.

    At his specific request, the chief executive officer's base cash salary compensation was not increased in 1998, for the coming year, but was left unchanged from the level established by the Committee in August, 1997. The basis for the decision of the Committee to accede to the request of the chief executive officer that his base cash salary not be increased in 1998 was not because of dissatisfaction with his effort or performance of his duties, but because the Committee understands and appreciates the chief executive officer's wishes to publicly recognize the negative impact on the Company's shareholders due to the drop in the market price of the Company's common equity during 1997. Participation of the chief executive officer in benefit plans and fringe benefit programs also remained essentially constant. The chief executive officer was included with other key personnel in an annual grant of market-priced delayed-vesting stock options and in a delayed-vesting type of bonus, allocated to each recipient half in Pogo common stock and half in cash.

    The actions of the Committee were based upon the foregoing determinations, and upon an analysis of two William M. Mercer, Inc. surveys, commissioned by the Company, contrasting comparable and competitive compensation levels for both executives and rank and file employees. Further details of the deliberations and decisions of the Committee are maintained in the files of the Senior Vice President and Chief Administrative Officer of the Company due to the confidential nature thereof.

    In addition to its annual July meeting, the Committee also customarily meets in January of each year. In January, 1998, the Committee determined to grant, renew and extend the Company's employment contracts. At the time such contracts were granted, renewed and extended, minimum salaries were established in each contract which equaled the salary currently being received by such key employee, as established in the annual salary review during the prior August. Eleven key employees of the Company presently have such employment contracts. The Committee believes that the employment contracts are necessary to secure for the benefit of the Company the services of the individuals offered the contracts on the terms and conditions therein stated, and to provide management stability in the event of significant corporate control events such as a tender offer, significant change in stock ownership or a proxy contest. See Item VI above, entitled "Supplemental and Employment Agreements," for further information on certain of the employment contracts.

    As previously stated, the Company's Long-Term Compensation Plan consists solely of modest grants of stock options priced at market on the date of grant with traditional terms and conditions. As more fully discussed under
  Item III above, entitled "Option Repricing," during 1998, the Committee noted that certain options granted to the Company's key employees during 1996 and 1997 were significantly out-of-the money due to the aforementioned stock price declines. Thus, the options no longer served as the intended incentive to attract and retain key employees. Therefore, at a special meeting held on November 12, 1998, the Committee authorized the repricing of certain stock options granted during 1996 and 1997. That repricing applied to all option holders (key employees).

    Under Section 162(m) of the tax code, certain deductions otherwise available to the Company by reason of its incurrence of executive compensation expenses might not be deductible if (i) the aggregate of such amounts otherwise deductible in a single year by the Company with respect to one executive exceeds $1,000,000; (ii) the executive officer is the Company's chief executive officer, or one of the four other most highly compensated officers (determined in each case as of the last day of the year); and (iii) there is not available an exception or exemption which would exclude the compensation from the limitation. Amounts payable or accrued under (i) the Company's tax-qualified plans; (ii) certain fringe benefit plans that do not result in income to the executive; and (iii) its stock option grants will all be excluded in considering whether the $1,000,000 level for a particular executive in a particular year has been exceeded. After considering Company estimates of compensation payable to its executive officers, the fact that stock option compensation will not be considered in such determination, and the advice of counsel, the Committee believes that this provision of the tax law is unlikely to have any impact upon the Company in the near term.

                              JACK S. BLANTON, Chairman
                                  TOBIN ARMSTRONG
                                       WILLIAM L. FISHER
                                           FREDERICK A. KLINGENSTEIN

  IX. Performance Graph. Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on the Company's Common Stock against the cumulative total return of (i) the Standard & Poor's 500 Stock Index, (ii) the Standard & Poor's Domestic Oil Index and (iii) a Peer Index (the "Peer Index") selected by the Company composed of Anadarko Petroleum Corporation, Apache Corporation, Noble Affiliates, Inc., Oryx Energy Company, Pioneer Natural Resources Company, Santa Fe Energy Resources, Inc. and Seagull Energy Corporation, each for the period of five fiscal years commencing December 31, 1993 and ended December 31, 1998.

          Comparison of Five-Year Cumulative Total Shareholder Return



                       [PERFORMANCE GRAPH APPEARS HERE]



          ------------------------------------------------------------
                     POGO     S&P 500   PEER INDEX    S&P DOMESTIC OIL
          ------------------------------------------------------------
          1993        100         100          100                 100
          ------------------------------------------------------------
          1994     106.29      101.32         86.5              105.69
          ------------------------------------------------------------
          1995     170.09       139.4       106.78              120.33
          ------------------------------------------------------------
          1996     285.39       171.4       147.34              154.39
          ------------------------------------------------------------
          1997     178.76      228.58       141.86              177.63
          ------------------------------------------------------------
          1998       79.3      293.91        91.52               140.3
          ------------------------------------------------------------

Note: The stock price performance for the Company's Common Stock is not necessarily indicative of future performance. Total Shareholder Return assumes reinvestment of all dividends.

  X. Compensation and Nominating Committee Interlocks and Insider Participation. The Compensation and Nominating Committee of the Board of Directors consists of Messrs. Jack S. Blanton (Chairman), Tobin Armstrong, William L. Fisher and Frederick A. Klingenstein. No member of the Compensation and Nominating Committee was an officer or employee of the Company or any of its subsidiaries during 1998 or engaged in any transactions or business relationships during 1998 that would require disclosure under Item 404 of Regulation S-K under the Securities Act of 1933, as amended, the Exchange Act or the Energy Policy and Conservation Act of 1975 as promulgated by the Securities and Exchange Commission.

                 APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

  The Board of Directors, upon recommendation of the Audit Committee, has approved and recommends voting FOR the appointment of Arthur Andersen LLP as independent public accountants to audit the financial statements of the Company for the year 1999. Such firm has examined the Company's accounts since its organization.

  A representative of Arthur Andersen LLP will attend the annual meeting and will have the opportunity to make a statement and to respond to appropriate questions.

                                 ANNUAL REPORT

  The annual report to shareholders, including financial statements for the year ended December 31, 1998, has been mailed to shareholders. The annual report is not a part of the proxy solicitation material.

          PROPOSALS BY SECURITY HOLDERS AND ADVANCE NOTICE PROCEDURES

  Proposals intended to be presented by shareholders at the Company's 2000 Annual Meeting must be received by the Company, at the address set forth on the first page of this Proxy Statement, no later than November 29, 1999, in order to be included in the Company's proxy material and form of proxy relating to such meeting. Shareholder proposals must also be otherwise eligible for inclusion.

  The Company's Bylaws provide that a stockholder wishing to nominate a candidate for election to the Board or bring a proposal before the 2000 Annual Meeting must give the Company's Secretary written notice of its intention to make the nomination or present the proposal. Generally, the Company must receive that notice not less than 80 nor more than 110 days prior to the meeting. A stockholder's notice of a proposed nomination or proposal must contain certain information about the nominee or proposal, as applicable, and the stockholder making the nomination or proposal. The Company may disregard any nomination or proposal that does not comply with the procedures established in the Company's Bylaws. In addition, compliance with these procedures does not require the Company to include the proposed nominee or proposal, as applicable, in the Company's proxy solicitation material.

                 SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING
                         COMPLIANCE AND OTHER MATTERS

  Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten-percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

  To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1998, all
Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with, except that two executive officers, Messrs. Morton and Davis, each failed to timely file one report.

  A petition for relief, pursuant to Chapter 11 of the U.S. Bankruptcy Code, was filed by Mr. Hunt on June 14, 1993, in the U.S. Bankruptcy Court for the Northern District of Texas, Dallas Division. A plan of reorganization in this case was approved by the bankruptcy court and consummated on March 23, 1995.

                                OTHER BUSINESS

  Management does not intend to bring any business before the annual meeting other than the matters referred to in the accompanying notice and at this date has not been informed of any matters that may be presented to the meeting by others. If, however, any other matters properly come before the meeting, it is intended that the persons named in the accompanying proxy will vote on such matters pursuant to the proxy in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          /s/ Paul G. Van Wagenen
                                          Paul G. Van Wagenen
                                          Chairman of the Board

March 29, 1999

PROXY                                                                     PROXY
              Proxy Solicited on Behalf of the Board of Directors
  For the Annual Meeting of Shareholders to be Held Tuesday, April 27, 1999.

                            POGO PRODUCING COMPANY

The undersigned hereby appoints Paul G. Van Wagenen and John O. McCoy, Jr. jointly and severally, proxies, with full power of substitution and with discretionary authority, to vote all shares of Common Stock of Pogo Producing Company that the undersigned would be entitled to vote at the 1999 Annual Meeting of Shareholders, or at any adjournments thereof, on all matters which may come before such meeting, all as set forth in the accompanying Proxy Statement, including the proposals set forth on the reverse side of this proxy. ALL SHARES WILL BE VOTED AS DIRECTED HEREIN AND, UNLESS OTHERWISE DIRECTED, WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR THE PROPOSAL TO APPROVE THE APPOINTMENT OF ARTHUR ANDERSEN LLP TO AUDIT THE FINANCIAL STATEMENTS OF THE COMPANY FOR 1999.

     IMPORTANT -- This Proxy must be signed and dated on the reverse side.

                POGO PRODUCING COMPANY    0

     PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY



                                                                       For All
                                                        For  Withheld  Except
1. ELECTION OF DIRECTORS                                 0      0         0
   Nominees--Jerry M. Armstrong, W. M. Brumley, Jr.
   and Frederick A. Klingenstein

---------------------------------
       Nominee Exception

                                                        For  Against  Abstain
2. APPROVAL OF THE APPOINTMENT OF ARTHUR                 0      0         0
   ANDERSEN LLP as independent accountants, to audit the financial statements of the Company for 1999.

ALL SHARES WILL BE VOTED AS DIRECTED HEREIN AND, UNLESS OTHERWISE DIRECTED, WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR THE PROPOSAL TO APPROVE THE APPOINTMENT OF ARTHUR ANDERSEN LLP TO AUDIT THE FINANCIAL STATEMENTS OF THE COMPANY FOR 1999.

The undersigned hereby acknowledges receipt of the Notice of, and Proxy State-ment for, the Annual Meeting and the 1998 Annual Report to Shareholders of Pogo Producing Company.

         Dated: _________________________________________________________, 1999

Signature ______________________________________________________________________

Signature ______________________________________________________________________
NOTE: Please sign exactly as your name appears on the reverse side of this proxy. Joint owners should each sign. Executors, Administrators, Trustees, etc. should give their full title. Corporations should sign with their full corporate name by an authorized officer.

--------------------------------------------------------------------------------
                             FOLD AND DETACH HERE

                            YOUR VOTE IS IMPORTANT!

           PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE.